                                                                    EXHIBIT 10.1

                                NOBLE CORPORATION
                            SHORT TERM INCENTIVE PLAN

                              Revised: April 2005*

SECTION 1. PURPOSE

      The success of Noble Corporation ("Noble") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the efforts of all key employees. In order to focus each employee's efforts on optimizing the Company's overall results, operationally and financially, the Company maintains this Short Term Incentive Plan (the "Plan") to reward employees for successful achievement of specific goals.

      An effective incentive plan should both align employee interests with those of shareholders and motivate and influence employee behavior. Key positions within the Company have the ability to make a positive contribution to key factors that increase shareholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as safety, earnings per share and return on capital employed. The objectives of using such targets in the formulation of the specific Company goals are to link an employee's annual incentive award more closely to the creation of shareholder wealth and to promote a culture of high performance and an environment of team work.

SECTION 2. PARTICIPATION AND ELIGIBILITY

      Full-time employees in salary classifications 18N and higher who have completed one year of service at the close of the Plan year are eligible for consideration of a bonus under the Plan, subject to the discretion of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Noble. Each such employee will be considered either a "corporate employee" or a "division employee" for purposes of adjustment of such employee's target bonus pursuant to Section 6. Full-time, non-exempt employees not in such salary classifications who have completed one year of service at the close of the Plan year are also eligible for consideration of a bonus under the Plan, subject to the discretion of the Committee. The Plan year shall be the calendar year.

* Established in 1977

      To be eligible to receive a bonus payment with respect to a Plan year, the person must be actively employed on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. The bonus for an employee with less than two years of service as of the end of a Plan year will be prorated based upon the number of full months employed, unless another manner of adjustment is determined by the Committee in its discretion.

      In the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan, at the discretion of the Committee and the CEO. For purposes of the Plan, "disability" means any termination of employment with the Company or an affiliate of the Company because of a long-term or total disability, as determined by the Committee and CEO, and "retirement" means a termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number years of continuous service of such person with the Company (or affiliate) is equal to or greater than 60.

      In order to align the interests of the participants under the Plan with shareholders, participants in pay grades 27 and higher ("Scheduled Participants") will receive one-half of their bonus amount in Noble Corporation ordinary shares ("Ordinary Shares"), until the ownership targets set forth in Annex I are satisfied. Scheduled Participants may elect to receive up to 100 percent of their bonus amount in Ordinary Shares. So long as a Scheduled Participant satisfies and maintains the ownership target applicable to such Scheduled Participant under the Plan, such Scheduled Participant may elect to receive up to 100 percent of his or her bonus amount in cash.

      The total bonus paid for a Plan year shall not be greater than the aggregate bonus accruals for all participating offices and divisions for such Plan year. If the accrual amount for a specific participating office or division for a Plan year is greater than the bonus amount under the Plan for such office or division, the excess accrual balance will not be distributed. If the accrual amount for a specific participating office or division for a Plan year is less than the bonus amount under the Plan, only the accrual balance will be distributed.

      Should the Company not achieve positive net income for the year, no bonus will be paid pursuant to the Plan.

SECTION 3. ADMINISTRATIVE PROCEDURES

      During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board will approve the budget for the Plan year not later than March 31st of such Plan year.

      Goals for a Plan year for each of the categories in Section 5 will be approved by the Committee not later than the second quarter meeting of the Board in such Plan year. The specific goals established for the Plan year will be set forth in an Annex II to this Plan for such Plan year, and the Annex II hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.

      If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, such as the acquisition or sale of assets, then the Chief Executive Officer of Noble (the "CEO") shall, at his discretion, recommend to the Committee the adjustment of the respective goals in order that they may not be adversely impacted by such an event. Any such revised goals shall be applicable to the Plan year from and after the time of their approval.

SECTION 4. TARGET BONUS

      A target bonus is determinable for each full-time employee in salary classification 18N or higher who has completed one year of service at the close of a Plan year. The target bonus for an employee is an amount equal to the employee's salary at the end of the Plan year multiplied times the target bonus percentage assigned to such employee's salary classification. 50 percent of this amount will be paid based on the achievement of the stated goals under the Plan, as set forth on page 4, and 50 percent will be available at the discretion of the Compensation Committee based on merit, individual and team performance and additional selected criteria. Target bonus percentages range from five percent to 75 percent based on salary classification, as follows:

Salary Classification                           Target Bonus Percentage
---------------------                           -----------------------
   18N                                                     5%
   19N                                                    10%
   20N through 22N                                        15%
   23N                                                    20%
   24N through 25N                                        25%
   26N through 27N                                        30%
   28N through 29N                                        35%
   30C through 31C                                        45%
   32C through 34C                                        50%
   35C through 36C                                        55%
   37C                                                    90%

SECTION 5. GOAL CATEGORIES AND WEIGHTINGS

      Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex II to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.

CORPORATE GOALS

                                                             Assigned Weight
                                                             ---------------
1.    Safety Results                                               40%
2.    Earnings per Share                                           30%
3.    Return on Capital Employed                                   30%

OPERATING DIVISION GOALS

Gulf Coast Marine, Mexico, Middle East (including the Adriatic Sea and India), West Africa, North Sea, Brazil and Hibernia:

1.    Safety Results                                               40%
2.    Earnings per Share                                           30%
3.    Return on Capital Employed                                   30%

TECHNOLOGY GOALS

A.    Noble Technology Services Division
      (Noble Downhole Technology, Maurer Technology, NED)

1.    Commercialization of Products and Services                   50%
2.    Capital Budget                                               25%
3.    Earnings Before Interest, Taxes, Depreciation
        and Amortization (EBITDA)                                  25%

B.    Triton Engineering Services Company*

1.    Net Income                                                   100%

* At the discretion of the Compensation Committee, a maximum amount of 20-50% of Triton's EBITDA will be paid out in STIP awards.

SECTION 6. ADJUSTMENT OF TARGET BONUS

      The respective employee target bonuses determined pursuant to Section 4 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year. Any bonus multiplier achieved will be applied to the stated corporate and division goals, pursuant to the terms of the Plan, and a maximum bonus multiplier of 2.0 may be applied to the discretionary portion of the STIP award, subject to the approval of the Committee and CEO, as stated in Section 7 of this document.

      Corporate Employees. In order to promote cooperation between the corporate office and the divisions, the target bonus for a corporate employee will be weighted 25 percent for achievement of the corporate goals, 25 percent for the cumulative average achievement of the division goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

      Operating and Technology Division Employees. In order to promote cooperation among the operating and technology divisions and recognition by each division of its contribution to the Company's overall performance, the target bonus for a division employee will be weighted 25 percent for achievement of the applicable division goals, 25 percent for achievement of the corporate goals and 50 percent will be based on merit, individual and team performance and additional selected criteria, as determined by the Compensation Committee.

      Subject to the determination by the Board of a sufficient bonus pool for a Plan year pursuant to Section 7, the bonus payable to an eligible employee in salary classification 18N or higher will be an amount equal to such employee's target bonus amount multiplied times the applicable multiplier determined under the following schedule:

       Combined Weighted                                Applicable Multiplier
Percentage of Goal Achievement                        to Calculate Bonus Payable
------------------------------                        --------------------------
      Greater than 160%                                          2.00
             141 - 160%                                          1.75
             131 - 140%                                          1.50
             121 - 130%                                          1.40
             106 - 120%                                          1.20
              96 - 105%                                          1.00
              76 -  95%                                           .75
              65 -  75%                                           .50
              Below 65%                                           .00

SECTION 7. ALLOCATION OF BONUS PAYABLE

      After the end of each Plan year, the Board, in its best business judgment, will determine the total bonus pool for such Plan year, giving due consideration to the aggregate target bonus amounts, overall Company performance, and levels of attainment of the specific, predetermined corporate or division goals for such Plan year. In determining overall Company performance, the Board will consider the Company's performance in relation to both the predetermined corporate and division goals and the prevailing market conditions in the industry during the Plan year.

      The total bonus pool authorized by the Board for a Plan year may be an amount equal to, less than, or greater than the aggregate amount of the bonuses payable to all eligible employees in salary classifications 18N through 37C (the "Aggregate Calculated Pool").

      All eligible employees in salary classifications 18N through 37C will receive a bonus as calculated in accordance with Section 6, provided the Board has determined and authorized a total bonus pool in an amount equal to or greater than the Aggregate Calculated Pool. If the Board authorizes a total bonus pool in an amount less than the Aggregate Calculated Pool, then the Board shall also determine the percentage of such bonus pool (which may be any percentage up to 100 percent) that shall be allocated to the eligible employees in salary classifications 18N through 37C, and the bonuses otherwise payable to such employees, subject to the last sentence of the next succeeding paragraph, will be prorated accordingly based on the amount so allocated. In such event, the percentage of the total bonus pool not so allocated, if any, shall be available for payment to the eligible full-time, non-exempt employees not in salary classifications 18N through 37C based upon merit. If the Board authorizes a total bonus pool in an amount greater than the Aggregate Calculated Pool, then the excess amount will be allocated to eligible full-time, non-exempt employees not in salary classifications 18N through 37C, subject to the discretion of the Committee. Managers having responsibility for recommending the allocation of bonuses to eligible full-time, non-exempt employees not in salary classifications 18N through 37C shall submit their recommended bonus based on their performance and contributions to the Senior Vice President of Administration and the CEO for review and approval.

      All bonus calculations, allocations and recommendations are subject to review and approval by the Committee. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO (and any delegated designee of the CEO) shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason, including, but not limited to, company or division performance, individual employee performance, employee conduct, etc.